EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 2, 2013, accompanying the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of PCTEL, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in Registration Statements of PCTEL, Inc. on Form S-8 (File No. 333-69222, effective July 20, 2010, File No. 333-135586, effective July 3, 2006; File No. 333-122117, effective January 18, 2005; File No. 333-34910, effective April 17, 2000; File No. 333-61926, effective May 30, 2001; File No. 333-82120, effective February 4, 2002; File No. 333-103233, effective February 14, 2003; and File No. 333-112621 effective February 29, 2004).

/s/ Grant Thornton LLP

Chicago, Illinois

April 2, 2013

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